Exhibit 10.2

OMNIBUS LONG-TERM INCENTIVE PLAN

( i )

( ii )

OMNIBUS LONG-TERM INCENTIVE PLAN

VersaBank hereby establishes an Omnibus Long-Term Incentive Plan for certain qualified directors, officers, employees and Consultants (as defined herein), providing ongoing services to the Company (as defined herein) and/or its Subsidiaries (as defined herein) that can have a significant impact on the Company’s long-term results.

Article 1—DEFINITIONS

Section 1.1	Definitions.

Where used herein or in any amendments hereto or in any communication required or permitted to be given hereunder, the following terms shall have the following meanings, respectively, unless the context otherwise requires:

“active employment” means the period in which a Participant who is an employee of the Company or an Affiliate performs work for the Company or an Affiliate. For certainty, “active employment” shall be deemed to only include any period constituting the minimum notice of termination period that is required to be provided to an employee Participant pursuant to applicable employment standards legislation but shall exclude any other period that follows the later of the end of the statutory notice period or the employee Participant’s last day of performing work for the Company or an Affiliate;

“Affiliates” has the meaning given to this term in the Securities Act (Ontario), as such legislation may be amended, supplemented or replaced from time to time;

“Associate”, where used to indicate a relationship with a Participant, means (i) any partner of that Participant, and (ii) the spouse of that Participant and that Participant’s children, as well as that Participant’s relatives and that Participant’s spouse’s relatives, if they share that Participant’s residence;

“Award Agreement” means, individually or collectively, an Option Agreement, RSU Agreement, PSU Agreement and/or DSU Agreement, as the context requires;

“Awards” means Options, RSUs, PSUs and/or DSUs granted to a Participant pursuant to the terms of the Plan;

“Black-Out Period” means the period of time during which, pursuant to any policies or determinations of the Company or applicable law, securities of the Company may not be traded by Insiders or other specified persons;

“Board” means the board of directors of the Company as constituted from time to time;

“Broker” has the meaning ascribed thereto in Section 3.7(1) hereof;

“Business Day” means a day other than a Saturday, Sunday or statutory holiday, when banks are generally open for business in London, Ontario, Canada for the transaction of banking business;

“Cash Equivalent” means:

(a)	in the case of Share Units, the amount of money equal to the Market Value multiplied by the number of vested Share Units in the Participant’s Account, net of any applicable taxes in accordance with Section 8.5, on the Share Unit Settlement Date;

(b)	in the case of DSU Awards, the amount of money equal to the Market Value multiplied by the whole number of DSUs then recorded in the Participant’s Account which the Non-Employee Director requests to redeem pursuant to the DSU Redemption Notice, net of any applicable taxes in accordance with Section 8.5, on the date the Company receives, or is deemed to receive, the DSU Redemption Notice;

“Change of Control” means unless the Board determines otherwise, the happening, in a single transaction or in a series of related transactions, of any of the following events:

(a)	any transaction (other than a transaction described in clause (b) below) pursuant to which any person or group of persons acting jointly or in concert acquires the direct or indirect beneficial ownership of securities of the Company representing 50% or more of the aggregate voting power of all of the Company’s then issued and outstanding securities entitled to vote in the election of directors of the Company, other than any such acquisition that occurs upon the exercise or settlement of options or other securities granted by the Company under any of the Company’s equity incentive plans.

(b)	there is consummated an arrangement, amalgamation, merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such arrangement, amalgamation, merger, consolidation or similar transaction, the shareholders of the Company immediately prior thereto do not beneficially own, directly or indirectly, either (i) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving or resulting entity in such amalgamation, merger, consolidation or similar transaction, or (ii) more than 50% of the combined outstanding voting power of the parent of the surviving or resulting entity in such arrangement, amalgamation merger, consolidation or similar transaction, in each case in substantially the same proportions as their beneficial ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(c)	(i) the sale, lease, exchange, license or other disposition of all or substantially all of the Company’s assets to a person other than a person that was an Affiliate of the Company at the time of such sale, lease, exchange, license or other disposition, or (ii) a sale, lease, exchange, license or other disposition to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are beneficially owned by shareholders of the Company in substantially the same proportions as their beneficial ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, exchange, license or other disposition;

(d)	the passing of a resolution by the Board or shareholders of the Company to substantially liquidate the assets of the Company or wind up the Company’s business or significantly rearrange its affairs in one or more transactions or series of transactions or the commencement of proceedings for such a liquidation, winding-up or re-arrangement (except where such re-arrangement is part of a bona fide reorganization of the Company in circumstances where the business of the Company is continued and the shareholdings remain substantially the same following the re-arrangement);

(e)	individuals who, on the Effective Date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of the Plan, be considered as a member of the Incumbent Board; or

(f)	any other matter determined by the Board to be a Change of Control.

“Code of Conduct” means any code of ethics adopted by the Company, as modified from time to time;

“Company” means (a) prior to the Effective Time, VersaBank; and (b) on and following the Effective Time, Versa Bancorp, a Delaware corporation;

“Consultant” means a Person (including an individual whose services are contracted for through another Person) with whom the Company or a Subsidiary has a written contract for services for an initial, renewable or extended period of twelve months or more;

“disability” has the meaning attributed thereto in the Participant’s Employment Agreement or written agreement with the Company or an Affiliate and if there is no such defined term or agreement, means the Participant’s inability to substantially fulfil his or her duties on behalf of the Company as a result of illness or injury for a continuous period of nine (9) months or more or for an aggregate period of twelve (12) months or more during any consecutive twenty-four (24) month period.

“Dividend Share Units” has the meaning ascribed thereto in Section 6.2 hereof;

“DSU” means a deferred share unit, which is a bookkeeping entry equivalent in value to a Share credited to a Participant’s Account in accordance with Article 4 hereof;

“DSU Agreement” means a written notice from the Company to a Participant evidencing the grant of DSUs and the terms and conditions thereof, substantially in the form set out in Schedule “A”, or such other form as the Board may approve from time to time;

“DSU Redemption Deadline” has the meaning ascribed thereto in Section 4.3(1) hereof;

“DSU Redemption Notice” has the meaning ascribed thereto in Section 4.3(1) hereof;

“Effective Time” has the meaning ascribed thereto in the Reorganization Agreement;

“Eligible Participants” has the meaning ascribed thereto in Section 2.3(1) hereof;

“Employment Agreement” means, with respect to any Participant, any written employment agreement between the Company or a Subsidiary and such Participant;

“Exercise Notice” means a notice in writing signed by a Participant and stating the Participant’s intention to exercise or settle a particular Award, if applicable;

“Exercise Price” has the meaning ascribed thereto in Section 3.2 hereof;

“Expiry Date” has the meaning ascribed thereto in Section 3.4 hereof;

“Insider” means a “reporting insider” of the Company as defined in National Instrument 55-104 – Insider Reporting Requirements and Exemptions and the TSX Company Manual in respect of the rules governing security-based compensation arrangements, as amended from time to time;

“Market Value” means at any date when the market value of Shares of the Company is to be determined, the closing price of the Shares on the trading day prior to such date on the TSX or the Nasdaq, as applicable, or, if the Shares are not listed on the TSX or the Nasdaq at the relevant time, such other stock exchange upon which the Shares are then listed, or if the Shares of the Company are not listed on any stock exchange, the value as is determined solely by the Board, acting reasonably and in good faith based on the reasonable application of a reasonable valuation method not inconsistent with applicable tax law;

“Non-Employee Directors” means members of the Board who, at the time of execution of an Award Agreement, if applicable, and at all times thereafter while they continue to serve as a member of the Board, are not officers or employees of the Company or a Subsidiary;

“Option” means an option granted by the Company to a Participant entitling such Participant to acquire one Share from treasury at the Exercise Price, but subject to the provisions hereof;

“Option Agreement” means a written notice from the Company to a Participant evidencing the grant of Options and the terms and conditions thereof, substantially in the form set out in Schedule “B”, or such other form as the Board may approve from time to time;

“Participants” means Eligible Participants that are granted Awards under the Plan;

“Participant’s Account” means an account maintained to reflect each Participant’s participation in RSUs, PSUs and/or DSUs under the Plan;

“Performance Criteria” means criteria established by the Board which, without limitation, may include criteria based on the Participant’s personal performance, the financial performance of the Company and/or of its Subsidiaries and/or achievement of corporate goals and strategic initiatives, and that may be used to determine the vesting of the Awards, when applicable;

“Performance Period” means the period determined by the Board pursuant to Section 5.3 hereof;

“Person” means, without limitation, an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate and a trustee executor, administrator, or other legal representative, and pronouns which refer to a Person shall have a similarly extended meaning;

“Plan” means this Omnibus Long-Term Incentive Plan, as amended and restated from time to time, including, for greater certainty, any sub-plan adopted by the Board in accordance with Section 8.2 hereof;

“PSU” means a right awarded to a Participant to receive a payment in the form of Shares (or the Cash Equivalent) as provided in Article 4 hereof and subject to the terms and conditions of the Plan;

“PSU Agreement” means a written notice from the Company to a Participant evidencing the grant of PSUs and the terms and conditions thereof, substantially in the form set out in Schedule “C”, or such other form as the Board may approve from time to time;

“Regulatory Authorities” means the TSX or the Nasdaq, as applicable, or any other stock exchange on which the Shares are listed or posted for trading and all securities commissions or similar securities regulatory bodies having jurisdiction over the Company;

“Reorganization Agreement” means the reorganization agreement dated August 24, 2026 between VersaBank and Versa Bancorp, as such agreement may be amended, restated or supplemented from time to time;

“RSU” means a restricted share unit awarded to a Participant to receive a payment in the form of Shares (or the Cash Equivalent) as provided in Article 5 hereof and subject to the terms and conditions of the Plan;

“RSU Agreement” means a written notice from the Company to a Participant evidencing the grant of RSUs and the terms and conditions thereof, substantially in the form set out in Schedule “C”, or such other form as the Board may approve from time to time;

“Share Compensation Arrangement” means a stock option, employee stock purchase plan, long-term incentive plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Shares to one or more Eligible Participants of the Company or a Subsidiary, including this Plan. For greater certainty, a “Share Compensation Arrangement” does not include a security-based compensation arrangement used as an inducement to person(s) or company(ies) not previously employed by and not previously an Insider of the Company;

“Shares” means the common shares in the capital of the Company;

“Share Unit” means a RSU and/or PSU, as the context requires;

“Share Unit Settlement Notice” means a notice by a Participant to the Company electing the desired form of settlement of vested RSUs or PSUs;

“Share Unit Vesting Determination Date” has the meaning described thereto in Section 5.4 hereof;

“Subsidiary” means a company, partnership or other body corporate that is controlled, directly or indirectly, by the Company;

“Surrender” has the meaning ascribed thereto in Section 3.7(3);

“Surrender Notice” has the meaning ascribed thereto in Section 3.7(3);

“Tax Act” means the Income Tax Act (Canada) and its regulations thereunder, as amended from time to time;

“Termination Date” means (i) with respect to a Participant who is an employee or officer of the Company or a Subsidiary, such Participant’s last day of active employment, (ii) with respect to a Participant who is a Consultant, the date such Consultant ceases to provide services to the Company or a Subsidiary, and (iii) with respect to a Participant who is a Non-Employee Director, the date such Person ceases to be a director of the Company or Subsidiary, effective on the last day of the Participant’s actual and active Board membership whether such day is selected by agreement with the individual, unilaterally by the Corporation and whether with or without advance notice to the Participant, provided that if a Non-Executive Director becomes an employee of the Company or any of its Subsidiaries, such Participant’s Termination Date will be such Participant’s last day of active employment, and “Terminate” and “Terminated” have corresponding meanings.

“Trading Day” means any day on which the TSX, Nasdaq or any other stock exchange on which the Shares are listed or posted for trading is opened for trading;

“transfer” includes any sale, exchange, assignment, gift, bequest, disposition, mortgage, lien, charge, pledge, encumbrance, grant of security interest or any arrangement by which possession, legal title or beneficial ownership passes from one Person to another, or to the same Person in a different capacity, whether or not voluntary and whether or not for value, and any agreement to effect any of the foregoing and “transferred”, “transferring” and similar variations have corresponding meanings.

“TSX” means the Toronto Stock Exchange;

“VersaBank” means VersaBank, a Schedule I bank governed by the Bank Act (Canada); and

“Versa Bancorp” means Versa Bancorp, a corporation organized under the laws of the State of Delaware.

Article 2—PURPOSE AND ADMINISTRATION OF THE PLAN; GRANTING OF AWARDS

Section 2.1	Purpose of the Plan.

The purpose of the Plan is to advance the interests of the Company by: (i) providing Eligible Participants with additional incentives; (ii) encouraging share ownership by such Eligible Participants; (iii) increasing the proprietary interest of Eligible Participants in the success of the Company; (iv) promoting growth and profitability of the Company; (v) encouraging Eligible Participants to take into account long-term corporate performance; (vi) rewarding Eligible Participants for sustained contributions to the Company and/or significant performance achievements of the Company; and (vii) enhancing the Company’s ability to attract, retain and motivate Eligible Participants.

Section 2.2	Implementation and Administration of the Plan.

(1)	The Plan shall be administered and interpreted by the Board or, if the Board by resolution so decides, by a committee of the Board and/or any member of the Board. In such circumstances, all references to the term “Board” in this Plan will be deemed to be references to the such committee and/or member of the Board, except as may otherwise be determined by the Board.

(2)	Subject to the terms and conditions set forth in the Plan, the Board shall have the sole and absolute discretion to: (i) designate Participants; (ii) determine the type, size, and terms, and conditions of Awards to be granted; (iii) determine the method by which an Award may be settled, exercised, canceled, forfeited, or suspended; (iv) determine the circumstances under which the delivery of cash with respect to an Award may be deferred either automatically or at the Participant’s or the Board’s election; (v) interpret and administer, reconcile any inconsistency in, correct any defect in, and supply any omission in the Plan and any Award granted under, the Plan; (vi) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Board shall deem appropriate for the proper administration of the Plan; (vii) accelerate the vesting, delivery, or exercisability of, or payment for or lapse of restrictions on, or waive any condition in respect of, Awards; and (viii) make any other determination and take any other action that the Board deems necessary or desirable for the administration of the Plan or to comply with any applicable law.

(3)	No member of the Board will be liable for any action or determination taken or made in good faith in the administration, interpretation, construction or application of the Plan, any Award Agreement or other document or any Awards granted pursuant to the Plan.

(4)	The day-to-day administration of the Plan may be delegated to such officers and employees of the Company as the Board determines.

(5)	Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions regarding the Plan or any Award or any documents evidencing any Award granted pursuant to the Plan shall be within the sole discretion of the Board, may be made at any time, and shall be final, conclusive, and binding upon all persons or entities, including, without limitation, the Company, any Subsidiary, any Participant, any holder or beneficiary of any Award, and any shareholder of the Company.

Section 2.3	Eligible Participants.

(1)	The Persons who shall be eligible to receive Options, RSUs and PSUs shall be the officers, employees or Consultants of or to the Company or a Subsidiary, providing ongoing services to the Company and/or its Subsidiaries, and the Persons who shall be eligible to receive DSUs shall be the Non-Employee Directors (collectively, “Eligible Participants”).

(2)	Participation in the Plan shall be entirely voluntary and any decision not to participate shall not affect an Eligible Participant’s relationship, employment or appointment with the Company or a Subsidiary.

(3)	Notwithstanding any express or implied term of the Plan to the contrary, the granting of an Award pursuant to the Plan shall in no way be construed as a guarantee of employment or appointment by the Company or a Subsidiary.

Section 2.4	Shares Subject to the Plan.

(1)	Subject to Section 2.4(2) and to adjustment pursuant to provisions of Article 7 hereof, the total number of Shares reserved and available for grant and issuance pursuant to Awards under the Plan or pursuant to awards under any other established Share Compensation Arrangement, shall not exceed 3,256,685 Shares (the “Aggregate Limit”), or such other number as may be approved by the TSX, any other applicable stock exchange on which the Shares are listed, and the shareholders of the Company from time to time.

(2)	For greater certainty, any issuance from treasury by the Company that is or was issued in reliance upon an exemption under applicable stock exchange rules applicable to security based compensation arrangements used as an inducement to Persons not previously employed by and not previously an Insider of the Company shall not be included in determining the maximum Shares reserved and available for grant and issuance under Section 2.4(1).

(3)	Shares in respect of an Award granted under the Plan (or any other Share Compensation Arrangement) but not exercised prior to the termination of such Award, not vested or settled prior to the termination of such Award due to the expiration, termination, cancellation or lapse of such Award, or settled in cash in lieu of settlement in Shares, shall, in each case, be available for Awards to be granted thereafter pursuant to the provisions of the Plan.

Section 2.5	Participation Limits.

Subject to adjustment pursuant to provisions of Article 7 hereof and the Aggregate Limit, the aggregate number of Shares (i) issued to Insiders under the Plan or any other proposed or established Share Compensation Arrangement within any one-year period, and (ii) issuable to Insiders at any time under the Plan or any other proposed or established Share Compensation Arrangement, shall in each case not exceed ten percent (10%) of the total issued and outstanding Shares from time to time determined on a non-diluted basis. Any Awards granted pursuant to the Plan to a Participant prior to the Participant becoming an Insider, shall be excluded for the purposes of the limits set out in this Section 2.5.

Article 3—OPTIONS

Section 3.1	Nature of Options.

Each Option is an option granted by the Company to a Participant entitling such Participant to acquire one Share from treasury at the Exercise Price, subject to the provisions hereof.

Section 3.2	Option Awards.

(1)	The Board shall, from time to time, in its sole discretion, (i) designate the Eligible Participants who may receive Options under the Plan, (ii) determine the number of Options, if any, to be granted to each Eligible Participant and the date or dates on which such Options shall be granted, (iii) determine the price per Share to be payable upon the exercise of each such Option (the “Exercise Price”), (iv) determine the relevant vesting provisions (including Performance Criteria, if applicable) and (v) determine the Expiry Date, the whole subject to the terms and conditions prescribed in the Plan, in any Option Agreement and any applicable rules of the TSX, Nasdaq or any other stock exchange on which the Shares are listed or posted for trading.

(2)	All Options granted herein shall vest in accordance with the terms of the resolutions of the Board approving such Options and the terms of the Option Agreement entered into in respect of such Options.

Section 3.3	Exercise Price.

The Exercise Price for any Option shall be fixed by the Board when such Option is granted, but shall not be less than the Market Value of the Shares underlying the Option at the time of the grant.

Section 3.4	Expiry Date; Blackout Period.

Subject to Section 7.2, each Option must be exercised no later than ten (10) years after the date the Option is granted or such shorter period as set out in the Participant’s Option Agreement, at which time such Option will expire (the “Expiry Date”). Notwithstanding any other provision of the Plan, each Option that would expire during or within ten (10) Business Days immediately following a Black-Out Period shall expire on the date that is ten (10) Business Days immediately following the expiration of the Black-Out Period. Where an Option will expire on a date that falls immediately after a Black-Out Period, and for greater certainty, not later than ten (10) Business Days after the Black-Out Period, then the date such Option will expire will be automatically extended by such number of days equal to ten (10) Business Days less the number of Business Days after the Black-Out Period that the Option expires.

Section 3.5	Option Agreement.

Each Option must be confirmed by an Option Agreement. The Option Agreement shall contain such terms that may be considered necessary in order that the Option will comply with any provisions respecting options in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any Regulatory Authority.

Section 3.6	Exercise of Options.

(1)	Subject to the provisions of the Plan, a Participant shall be entitled to exercise an Option granted to such Participant, subject to vesting limitations which may be imposed by the Board at the time such Option is granted and set out in the Option Agreement.

(2)	Prior to its expiration or earlier termination in accordance with the Plan, each Option shall be exercisable as to all or such part or parts of the optioned Shares and at such time or times and/or pursuant to the achievement of such Performance Criteria and/or other vesting conditions as the Board may determine in its sole discretion.

(3)	No fractional Shares will be issued upon the exercise of Options granted under the Plan and, accordingly, if a Participant would become entitled to a fractional Share upon the exercise of an Option, or from an adjustment pursuant to Section 7.1, such Participant will only have the right to acquire the next lowest whole number of Shares, and no payment or other adjustment will be made with respect to the fractional interest so disregarded.

Section 3.7	Method of Exercise and Payment of Purchase Price.

(1)	Subject to the provisions of the Plan and the alternative exercise procedures set out herein, an Option granted under the Plan may be exercisable (from time to time as provided in Section 3.6 hereof) by the Participant (or by the liquidator, executor or administrator, as the case may be, of the estate of the Participant) by delivering an exercise notice substantially in the form appended to the Option Agreement (an “Exercise Notice”) to the Company in the form and manner determined by the Board from time to time, together with a bank draft, certified cheque, wire transfer or other form of payment acceptable to the Company in an amount equal to the aggregate Exercise Price of the Shares to be purchased pursuant to the exercise of the Options and any applicable tax withholdings.

(2)	Pursuant to the Exercise Notice, and subject to the approval of the Board, a Participant may choose to undertake a “cashless exercise” with the assistance of a broker (the “Broker”) in order to facilitate the exercise of such Participant’s Options. The “cashless exercise” procedure may include a sale of such number of Shares as is necessary to raise an amount equal to the aggregate Exercise Price for all Options being exercised by that Participant under an Exercise Notice and any applicable tax withholdings. Pursuant to the Exercise Notice, the Participant may authorize the Broker to sell Shares on the open market by means of a short sale and forward the proceeds of such short sale to the Company to satisfy the Exercise Price and any applicable tax withholdings, promptly following which the Company shall issue the Shares underlying the number of Options as provided for in the Exercise Notice.

(3)	In addition, in lieu of exercising any vested Option in the manner described in this Section 3.7(1) or Section 3.7(2), and pursuant to the terms of this Section 3.7(3) but subject to Section 3.6(3), a Participant may, by surrendering an Option (“Surrender”) with a properly endorsed notice of Surrender to the Corporate Secretary of the Company, substantially in the form appended to the Option Agreement (a “Surrender Notice”), elect to receive that number of Shares calculated using the following formula, subject to acceptance of such Surrender Notice by the Board and provided that arrangements satisfactory to the Company have been made to pay any applicable withholding taxes:

X = (Y * (A-B)) / A

Where:

X = the number of Shares to be issued to the Participant upon exercising such Options; provided that if the foregoing calculation results in a negative number, then no Shares shall be issued;

Y = the number of Shares underlying the Options to be Surrendered;

A = the Market Value of the Shares as at the date of the Surrender; and

B = the Exercise Price of such Options.

(4)	No share certificates shall be issued and no person shall be registered in the share register of the Company as the holder of Shares until actual receipt by the Company of an Exercise Notice and payment for the Shares to be purchased.

(5)	Upon the exercise of an Option pursuant to Section 3.7(1) or Section 3.7(3), the Company shall, as soon as practicable after such exercise but no later than ten (10) Business Days following such exercise, forthwith cause the transfer agent and registrar of the Shares to deliver to the Participant (or as the Participant may otherwise direct) such number of Shares as the Participant shall have then paid for and as are specified in such Exercise Notice.

Section 3.8	Termination of Employment.

(1)	Subject to a written Employment Agreement of a Participant or Option Agreement and as otherwise determined by the Board, each Option shall be subject to the following conditions:

(a)	Termination for Cause. Upon a Participant ceasing to be an Eligible Participant for “cause”, all unexercised vested or unvested Options granted to such Participant shall terminate on the Termination Date as specified in the notice of termination. For the purposes of the Plan, the determination by the Company that the Participant was discharged for cause shall be binding on the Participant. Subject to the terms of the Employment Agreement, “cause” shall include, among other things, gross misconduct, theft, fraud, breach of confidentiality or breach of the Code of Conduct and any reason determined by the Company to be cause for termination; provided that, in respect of a termination for cause, in the event that an Ontario employee Participant’s conduct or actions giving rise to cause does not constitute wilful misconduct, disobedience or wilful neglect of duty, in each case, that is not trivial and has not been condoned by the Company or an applicable Affiliate, the Ontario employee Participant shall be entitled to such minimum statutory entitlements in respect of the incentive compensation or any other applicable rights pursuant to this Plan to the end of the statutory notice period as may be required by applicable employment standards legislation.

(b)	Resignation, Retirement and Termination other than for Cause. In the case of a Participant ceasing to be an Eligible Participant due to such Participant’s resignation, retirement or termination other than for “cause”, as applicable, subject to any later expiration dates determined by the Board, all Options shall expire on the earlier of ninety (90) days after the effective date of such Termination Date or the expiry date of such Option, to the extent such Option was vested and exercisable by the Participant on the effective date of such Termination Date, and all unexercised unvested Options granted to such Participant shall terminate on the effective date of such resignation, retirement or termination.

(c)	Death or Disability. In the case of a Participant ceasing to be an Eligible Participant due to death or disability, as applicable, subject to any later expiration dates determined by the Board, all Options shall expire on the earlier of twelve (12) months after the effective date of such death or disability, or the expiry date of such Option, to the extent such Option was vested and exercisable by the Participant on the effective date of such death or disability, and all unexercised unvested Options granted to such Participant shall terminate on the effective date of such death or disability.

(2)	For the avoidance of doubt, subject to applicable employment standards legislation, a Participant shall have no entitlement to damages or other compensation whatsoever arising from, in lieu of, or related to not receiving any awards or compensation which would have vested or been granted after the Termination Date including but not limited to damages in lieu of notice at common law.

Article 4—DEFERRED SHARE UNITS

Section 4.1	Nature of DSUs.

A DSU is a unit granted to Non-Employee Directors representing the right to receive a Share or the Cash Equivalent, subject to restrictions and conditions as the Board may determine at the time of grant. Conditions may be based on continuing service as a Non-Employee Director (or other service relationship), vesting terms and/or achievement of pre-established Performance Criteria.

Section 4.2	DSU Awards.

(1)	Subject to the Company’s director compensation policy determined by the Board from time to time, each Non-Employee Director may elect to receive all or a portion his or her annual retainer fee in the form of a grant of DSUs in each fiscal year. The number of DSUs shall be calculated as the amount of the Non-Employee Director’s annual retainer fee elected to be paid by way of DSUs divided by the Market Value. At the discretion of the Board, fractional DSUs will not be issued and any fractional entitlements will be rounded down to the nearest whole number.

(2)	Each DSU must be confirmed by a DSU Agreement that sets forth the terms, conditions and limitations for each DSU and may include, without limitation, the vesting and terms of the DSUs and the provisions applicable on a Termination Date, and shall contain such terms that may be considered necessary in order that the DSU will comply with any provisions respecting DSUs in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any Regulatory Authority.

(3)	Any DSUs that are awarded to a Non-Employee Director who is a resident of Canada or employed in Canada (each for purposes of the Tax Act) shall be structured so as to be considered to be a plan described in section 7 of the Tax Act or to meet requirements of paragraph 6801(d) of the Income Tax Regulations adopted under the Tax Act (or any successor to such provisions).

(4)	Subject to vesting and other conditions and provisions set forth herein and in the DSU Agreement, the Board shall determine whether each DSU awarded to a Non-Employee Director shall entitle the Non-Employee Director: (i) to receive one Share issued from treasury; (ii) to receive the Cash Equivalent of one Share; (iii) to receive either one Share from treasury, the Cash Equivalent of one Share or a combination of cash and Shares, as the Board may determine in its sole discretion on redemption; or (iv) to entitle the Non-Employee Director to elect to receive either one Share from treasury, the Cash Equivalent of one Share or a combination of cash and Shares.

Section 4.3	Redemption of DSUs.

(1)	Each Non-Employee Director shall be entitled to redeem his or her DSUs during the period commencing on the Business Day immediately following the Termination Date and ending on the date that is not later than the 90th day following the Termination Date, or such shorter redemption period set out in the relevant DSU Agreement (the “DSU Redemption Deadline”), by providing a written notice of settlement to the Company setting out the number of DSUs to be settled and the particulars regarding the registration of the Shares issuable upon settlement, if applicable (the “DSU Redemption Notice”). In the event of the death of a Non-Employee Director, the Notice of Redemption shall be filed by the administrator or liquidator of the estate of the Non-Employee Director.

(2)	If a DSU Redemption Notice is not received by the Company on or before the DSU Redemption Deadline, the Non-Employee Director shall be deemed to have delivered a DSU Redemption Notice on the DSU Redemption Deadline and, if not otherwise set out in the DSU Agreement, the Board shall determine the number of DSUs to be settled by way of Shares, the Cash Equivalent or a combination of Shares and the Cash Equivalent and delivered to the Non-Employee Director, administrator or liquidator of the estate of the Non-Employee Director, as applicable.

(3)	Subject to Section 8.5 and the DSU Agreement, settlement of DSUs shall take place promptly following the Company’s receipt or deemed receipt of the DSU Redemption Notice through:

(a)	in the case of settlement DSUs for their Cash Equivalent, delivery of bank draft, certified cheque, wire transfer or other acceptable form of payment to the Non-Employee Director representing the Cash Equivalent;

(b)	in the case of settlement of DSUs for Shares, delivery of a Share to the Non-Employee Director; or

(c)	in the case of settlement of DSUs for a combination of Shares and the Cash Equivalent, a combination of (a) and (b) above.

Article 5—SHARE UNITS

Section 5.1	Nature of Share Units.

A Share Unit is an Award entitling the recipient to acquire Shares, at such purchase price (which may be zero) as determined by the Board, subject to such restrictions and conditions as the Board may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives.

Section 5.2	Share Unit Awards.

(1)	Subject to the provisions herein set forth and any shareholder or regulatory approval which may be required, the Board shall, from time to time, in its sole discretion, (i) designate the Eligible Participants who may receive RSUs and/or PSUs under the Plan, (ii) fix the number of RSUs and/or PSUs, if any, to be granted to each Eligible Participant and the date or dates on which such RSUs and/or PSUs shall be granted, and (iii) determine the relevant conditions and vesting provisions (including, in the case of PSUs, the applicable Performance Period and Performance Criteria, if any) and Restriction Period of such RSUs and/or PSUs, the whole subject to the terms and conditions prescribed in the Plan and in any RSU Agreement or PSU Agreement, as applicable.

(2)	Each RSU must be confirmed by an RSU Agreement that sets forth the terms, conditions and limitations for each RSU and may include, without limitation, the vesting and terms of the RSUs and the provisions applicable in the event employment or service terminates, and shall contain such terms that may be considered necessary in order that the RSUs will comply with any provisions respecting RSUs in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any Regulatory Authority.

(3)	Each PSU must be confirmed by a PSU Agreement that sets forth the terms, conditions and limitations for each PSU and may include, without limitation, the applicable Performance Period and Performance Criteria, vesting and terms of the PSUs and the provisions applicable in the event employment or service terminates, and shall contain such terms that may be considered necessary in order that the PSUs will comply with any provisions respecting PSUs in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any Regulatory Authority.

(4)	Any RSUs or PSUs that are awarded to an Eligible Participant who is a resident of Canada or employed in Canada (each for purposes of the Tax Act) shall be structured so as to be considered to be a plan described in section 7 of the Tax Act or in such other manner to ensure that such award is not a “salary deferral arrangement” as defined in the Tax Act (or any successor to such provisions).

(5)	Subject to the vesting and other conditions and provisions set forth herein and in the RSU Agreement and/or PSU Agreement, the Board shall determine whether each RSU and/or PSU awarded to a Participant shall entitle the Participant: (i) to receive one Share issued from treasury; (ii) to receive the Cash Equivalent of one Share; (iii) to receive either one Share from treasury, the Cash Equivalent of one Share or a combination of cash and Shares, as the Board may determine in its sole discretion on settlement; or (iv) to elect to receive either one Share from treasury, the Cash Equivalent of one Share or a combination of cash and Shares.

(6)	The applicable settlement period in respect of a particular Share Unit shall be determined by the Board. Except as otherwise provided in the Award Agreement or any other provision of the Plan, all vested RSUs and PSUs shall be settled as soon as practicable following the Share Unit Vesting Determination Date (as defined in Section 5.4) but in all cases prior to (i) three (3) years following the date of grant of Share Unit, if such Share Unit are settled by payment of Cash Equivalent or through purchases by the Company on the Participant’s behalf on the open market, or (ii) ten (10) years following the date of grant of Share Unit, if such Share Unit are settled by issuance of Shares from treasury. Following the receipt of such settlement, the PSUs and RSUs so settled shall be of no value whatsoever and shall be removed from the Participant’s Account.

Section 5.3	Performance Criteria and Performance Period Applicable to PSU Awards.

(1)	For each award of PSUs, the Board shall establish the period in which any Performance Criteria and other vesting conditions must be met in order for a Participant to be entitled to receive Shares in exchange for all or a portion of the PSUs held by such Participant (the “Performance Period”).

(2)	For each award of PSUs, the Board shall establish any Performance Criteria and other vesting conditions for a Participant to be entitled to receive Shares in exchange for his or her PSUs.

Section 5.4	Share Unit Vesting Determination Date.

The vesting determination date means the date on which the Board determines if the Performance Criteria and/or other vesting conditions with respect to a RSU and/or PSU have been met (the “Share Unit Vesting Determination Date”), and as a result, establishes the number of RSUs and/or PSUs that become vested, if any.

Article 6—GENERAL CONDITIONS

Section 6.1	General Conditions applicable to Awards.

Each Award, as applicable, shall be subject to the following conditions:

(1)	Employment - The granting of an Award to a Participant shall not impose upon the Company or a Subsidiary any obligation to retain the Participant in its employ in any capacity. For greater certainty, the granting of Awards to a Participant shall not impose any obligation on the Company to grant any awards in the future nor shall it entitle the Participant to receive future grants.

(2)	No Rights as a Shareholder - Neither the Participant nor such Participant’s personal representatives or legatees shall have any rights whatsoever as shareholder in respect of any Shares covered by such Participant’s Awards until the date of issuance of a share certificate to such Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) or the entry of such person’s name on the share register for the Shares. Without in any way limiting the generality of the foregoing, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such share certificate is issued or entry of such person’s name on the share register for the Shares.

(3)	Conformity to Plan – In the event that an Award is granted or an Award Agreement is executed which does not conform in all particulars with the provisions of the Plan, or purports to grant Awards on terms different from those set out in the Plan, the Award or the grant of such Award shall not be in any way void or invalidated, but the Award so granted will be adjusted to become, in all respects, in conformity with the Plan.

(4)	Non-Transferability – Except as set forth herein, Awards are not transferable. Awards may be exercised only by:

(a)	the Participant to whom the Awards were granted;

(b)	with the Board’s prior written approval and subject to such conditions as the Board may stipulate, such Participant’s family or retirement savings trust or any registered retirement savings plans or registered retirement income funds of which the Participant is and remains the annuitant;

(c)	upon the Participant’s death, by the legal representative of the Participant’s estate; or

(d)	upon the Participant’s incapacity, the legal representative having authority to deal with the property of the Participant;

provided that any such legal representative shall first deliver evidence satisfactory to the Company of entitlement to exercise any Award. A person exercising an Award may subscribe for Shares only in the person’s own name or in the person’s capacity as a legal representative.

(5)	No Guarantee – For greater certainty, the granting of Awards to a Participant shall not impose any obligation on the Corporation to grant any Awards in the future nor shall it entitle the Participant to receive future grants. No amount will be paid to or in respect of a Participant under the Plan or pursuant to any other arrangement, and no Awards will be granted to such Participant to compensate for any downward fluctuation in the price of the Shares, nor will any other form of benefit be conferred upon or in respect of the Participant for such purpose.

(6)	Acceptance of Terms – Participation in the Plan by any Participant shall be construed as acceptance of the terms and conditions of the Plan by the Participant and as to the Participant’s agreement to be bound thereby.

Section 6.2	Dividend Share Units.

When dividends (other than stock dividends) are paid on Shares, Participants shall receive additional DSUs, RSUs and/or PSUs, as applicable (“Dividend Share Units”) as of the dividend payment date. The number of Dividend Share Units to be granted to the Participant shall be determined by multiplying the aggregate number of DSUs, RSUs and/or PSUs, as applicable, held by the Participant on the relevant record date by the amount of the dividend paid by the Company on each Share, and dividing the result by the Market Value on the dividend payment date, which Dividend Share Units shall be in the form of DSUs, RSUs and/or PSUs, as applicable. Dividend Share Units granted to a Participant in accordance with this Section 6.2 shall be subject to the same vesting conditions and settlement terms as applicable to the related DSUs, RSUs and/or PSUs in accordance with the respective Award Agreement.

Section 6.3	Unfunded Plan.

Unless otherwise determined by the Board, the Plan shall be unfunded. To the extent any Participant or his or her estate holds any rights by virtue of a grant of Awards under the Plan, such rights (unless otherwise determined by the Board) shall be no greater than the rights of an unsecured creditor of the Company.

Article 7—ADJUSTMENTS AND AMENDMENTS

Section 7.1	Adjustment to Shares Subject to Outstanding Awards.

(1)	In the event of any stock dividend, stock split, combination or exchange of Shares, merger, consolidation, spin-off or other distribution (other than normal cash dividends) of the Company’s assets to shareholders, or any other change in the Shares, the Board will make such proportionate adjustments, if any, as the Board in its discretion, subject to regulatory approval, may deem appropriate to reflect such change (for the purpose of preserving the value of the Awards), with respect to (i) the number or kind of Shares or other securities reserved for issuance pursuant to the Plan; and (ii) the number or kind of Shares or other securities subject to unexercised Awards previously granted and the exercise price of those Awards provided, however, that no substitution or adjustment will obligate the Company to issue or sell fractional Shares. The existence of any Awards does not affect in any way the right or power of the Company or an Affiliate or any of their respective shareholders to make, authorize or determine any adjustment, recapitalization, reorganization or any other change in the capital structure or the business of, or any amalgamation, merger or consolidation involving, to create or issue any bonds, debentures, shares or other securities of, or to determine the rights and conditions attaching thereto, to effect the dissolution or liquidation of or any sale or transfer of all or any part of the assets or the business of, or to effect any other corporate act or proceeding relating to, whether of a similar character or otherwise, the Company or such Affiliate, whether or not any such action would have an adverse effect on the Plan or any Award granted hereunder.

(2)	Notwithstanding any other provision of this Plan, effective as of the Effective Time, all outstanding Awards granted prior to the Effective Time shall, without any action required on the part of any Participant, automatically be adjusted and converted on a one-for-one basis such that each such Award shall thereafter represent the right to receive, acquire or be settled in the same number of Shares of Versa Bancorp on the same terms and conditions as were applicable to such Award immediately prior to the Effective Time. For greater certainty, (a) each outstanding Option shall thereafter represent an option to purchase the same number of Shares of Versa Bancorp at the same Exercise Price and on the same vesting and expiry terms; (b) each outstanding RSU shall thereafter represent the right to receive the same number of Shares of Versa Bancorp (or the Cash Equivalent thereof) on the same terms; (c) each outstanding PSU shall thereafter represent the right to receive the same number of Shares of Versa Bancorp (or the Cash Equivalent thereof) on the same terms and subject to the same Performance Criteria; and (d) each outstanding DSU shall thereafter represent the right to receive the same number of Shares of Versa Bancorp (or the Cash Equivalent thereof) on the same terms. This automatic adjustment shall be implemented by the Board and recorded in the Company’s records without requiring any amendment to individual Award Agreements, and all Award Agreements shall be deemed amended accordingly.

Section 7.2	Amendment or Discontinuance of the Plan.

(1)	The Board may, in its sole discretion, suspend or terminate the Plan at any time or from time to time and/or amend or revise the terms of the Plan or of any Award granted under the Plan and any agreement relating thereto, provided that such suspension, termination, amendment, or revision shall:

(a)	not materially adversely alter or impair any Award previously granted except as permitted by the terms of the Plan or upon the consent of the applicable Participant(s); and

(b)	be in compliance with applicable law and with the prior approval, if required, of the shareholders of the Company and of the TSX, Nasdaq or any other stock exchange upon which the Company has applied to list its Shares.

(2)	If the Plan is terminated, the provisions of the Plan and any administrative guidelines and other rules and regulations adopted by the Board and in force on the date of termination will continue in effect as long as any Award or any rights awarded or granted under the Plan remain outstanding and, notwithstanding the termination of the Plan, the Board will have the ability to make such amendments to the Plan or the Awards as they would have been entitled to make if the Plan were still in effect.

(3)	Subject to Section 7.2(4), the Board may from time to time, in its discretion and without the approval of shareholders, make changes to the Plan or any Award that do not require the approval of shareholders under Section 7.2(1) which may include but are not limited to:

(a)	a change to the vesting provisions of this Plan and any Award granted under the Plan;

(b)	a change to the provisions governing the effect of termination of a Participant’s employment, contract or office;

(c)	a change to accelerate the date on which any Award may be exercised under the Plan;

(d)	an amendment of the Plan or an Award as necessary to comply with applicable law or the requirements of any exchange upon which the securities of the Company are then listed or any other Regulatory Authority, the Plan, the Participants or the shareholders of the Company;

(e)	any amendment of a “housekeeping” nature, including without limitation those made to clarify the meaning of an existing provision of the Plan or any agreement, correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan or any agreement, correct any grammatical or typographical errors or amend the definitions in the Plan regarding administration of the Plan;

(f)	any amendment regarding the administration of the Plan; or

(g)	any other amendment, fundamental or otherwise, not requiring shareholder approval under applicable laws or the applicable rules of the TSX, Nasdaq or any other stock exchange upon which the Company has applied to list its Shares.

(4)	Notwithstanding the foregoing or any other provision of the Plan, shareholder approval is required for the following amendments to the Plan:

(a)	any increase in the maximum number of Shares that may be issuable from treasury pursuant to Awards granted under the Plan, other than an adjustment pursuant to Section 7.1;

(b)	any reduction in the exercise price of an Award including cancellation and reissuance of an Award, except in the case of an adjustment pursuant to Section 7.1;

(c)	any extension of the Expiration Date of an Award, except in case of an extension due to a Black-Out Period;

(d)	any amendment to remove or to exceed the insider participation limit set out in Section 2.5;

(e)	any amendment to the definition of Eligible Participant that would permit the issuance of Options, RSUs or PSUs to Non-Employee Directors;

(f)	any amendment to Section 6.1(4); and

(g)	any amendment to Section 7.2(3) or Section 7.2(4) of the Plan.

Section 7.3	Change of Control.

(1)	Despite any other provision of the Plan, but subject to Section 7.2(3), in the event of a Change of Control, all unvested Awards then outstanding will, as applicable, be substituted by or replaced with awards of the surviving corporation (or any Affiliate thereof) or the potential successor (or any Affiliate thereto) (the “continuing entity”) on the same terms and conditions as the original Awards, subject to appropriate adjustments that do not diminish the value of the original Awards.

(2)	If, upon a Change of Control, the continuing entity fails to comply with Section 7.3(1), the vesting of all then outstanding Awards (and, if applicable, the time during which such Awards may be exercised) will be accelerated in full.

(3)	No fractional Shares or other security will be issued upon the exercise of any Award and accordingly, if as a result of a Change of Control, a Participant would become entitled to a fractional Share or other security, such participant will have the right to acquire only the next lowest whole number of Shares or other security and no payment or other adjustment will be made with respect to the fractional interest so disregarded.

(4)	Despite anything else to the contrary in the Plan, in the event of a potential Change of Control, the Board will have the power, in its sole discretion, to modify the terms of the Plan and/or the Awards to assist the Participants in tendering to a take-over bid or other transaction leading to a Change of Control. For greater certainty, in the event of a take-over bid or other transaction leading to a Change of Control, the Board has the power, in its sole discretion, to accelerate the vesting of Awards and to permit Participants to conditionally exercise their Awards, such conditional exercise to be conditional upon the take-up by such offeror of the Shares or other securities tendered to such take-over bid in accordance with the terms of the take-over bid (or the effectiveness of such other transaction leading to a Change of Control). If, however, the potential Change of Control referred to in this Section 7.3(4) is not completed within the time specified (as the same may be extended), then despite this Section 7.3(4) or the definition of “Change of Control”, (i) any conditional exercise of vested Awards will be deemed to be null, void and of no effect, and such conditionally exercised Awards will for all purposes be deemed not to have been exercised, and (ii) Awards which vested pursuant to this Section 7.3(4) will be returned by the Participant to the Company and reinstated as authorized but unissued Shares and the original terms applicable to such Awards will be reinstated.

(5)	If the Board has, pursuant to the provisions of Section 7.3(4) permitted the conditional exercise of Awards in connection with a potential Change of Control, then the Board will have the power, in its sole discretion, to terminate, immediately following actual completion of such Change of Control and on such terms as it sees fit, any Awards not exercised (including all vested and unvested Awards).

Article 8—MISCELLANEOUS

Section 8.1	Currency.

Unless otherwise specifically provided, all references to dollars in the Plan are references to Canadian dollars.

Section 8.2	Sub-Plans.

The Board may, from time to time, establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board will establish such sub-plans by adopting supplements to this Plan containing (a) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable, or (b) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement will apply only to Participants within the affected jurisdiction and the Company will not be required to provide copies of any supplements to Participants in any jurisdiction which is not subject to such supplement.

Section 8.3	Compliance and Award Restrictions.

(1)	The Company’s obligation to issue and deliver Shares under any Award is subject to: (i) the completion of such registration or other qualification of such Shares or obtaining approval of such Regulatory Authority as the Company shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof; (ii) the admission of such Shares to listing on any stock exchange on which such Shares may then be listed; and (iii) the receipt from the Participant of such representations, agreements and undertakings as to future dealings in such Shares as the Company determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction. The Company shall take all reasonable steps to obtain such approvals, registrations and qualifications as may be necessary for the issuance of such Shares in compliance with applicable securities laws and for the listing of such Shares on any stock exchange on which such Shares are then listed.

(2)	The Participant agrees to fully cooperate with the Company in doing all such things, including executing and delivering all such agreements, undertakings or other documents or furnishing all such information as is reasonably necessary to facilitate compliance by the Company with such laws, rule and requirements, including all tax withholding and remittance obligations.

(3)	No Awards will be granted where such grant is restricted pursuant to the terms of any trading policies or other restrictions imposed by the Company.

(4)	The Company is not obliged by any provision of the Plan or the grant of any Award under the Plan to issue or sell Shares if, in the opinion of the Board, such action would constitute a violation by the Company or a Participant of any laws, rules and regulations or any condition of such approvals.

(5)	If Shares cannot be issued to a Participant upon the exercise or settlement of an Award due to legal or regulatory restrictions, the obligation of the Company to issue such Shares will terminate and, if applicable, any funds paid to the Company in connection with the exercise of any Options will be returned to the applicable Participant as soon as practicable.

(6)	At the time a Participant ceased to hold Awards which are or may become exercisable, the Participant ceases to be a Participant.

(7)	Nothing contained herein will prevent the Board from adopting other or additional compensation arrangements for the benefit of any Participant or any other Person, subject to any required regulatory, shareholder or other approval.

Section 8.4	Use of an Administrative Agent and Trustee.

The Board may in its sole discretion appoint from time to time one or more entities to act as administrative agent to administer the Awards granted under the Plan and to act as trustee to hold and administer the assets that may be held in respect of Awards granted under the Plan, the whole in accordance with the terms and conditions determined by the Board in its sole discretion. The Company and the administrative agent will maintain records showing the number of Awards granted to each Participant under the Plan.

Section 8.5	Tax Withholding.

(1)	Notwithstanding any other provision of the Plan, all distributions, delivery of Shares or payments to a Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) under the Plan shall be made net of applicable source deductions. If the event giving rise to the withholding obligation involves an issuance or delivery of Shares, then, the withholding obligation may be satisfied by (a) having the Participant elect to have the appropriate number of such Shares sold by the Company, the Company’s transfer agent and registrar or any trustee appointed by the Company pursuant to Section 8.4 hereof, on behalf of and as agent for the Participant as soon as permissible and practicable, with the proceeds of such sale being delivered to the Company, which will in turn remit such amounts to the appropriate governmental authorities, or (b) any other mechanism as may be required or appropriate to conform with local tax and other rules. Notwithstanding any other provision of the Plan, the Company shall not be required to issue any Shares or make payments under this Plan until arrangements satisfactory to the Company have been made for payment of all applicable withholdings obligations.

(2)	The sale of Shares by the Company, or by a Broker, under Section 8.5(1) or under any other provision of the Plan will be made on the TSX, Nasdaq or any other stock exchange on which the Shares are listed or posted for trading. The Participant consents to such sale and grants to the Company an irrevocable power of attorney to effect the sale of such Shares on his behalf and acknowledges and agrees that (i) the number of Shares sold will be, at a minimum, sufficient to fund the withholding obligations net of all selling costs, which costs are the responsibility of the Participant and which the Participant hereby authorizes to be deducted from the proceeds of such sale; (ii) in effecting the sale of any such Shares, the Company or the Broker will exercise its sole judgment as to the timing and the manner of sale and will not be obligated to seek or obtain a minimum price; and (iii) neither the Company nor the Broker will be liable for any loss arising out of such sale of the Shares including any loss relating to the pricing, manner or timing of the sales or any delay in transferring any Shares to a Participant or otherwise.

(3)	The Participant further acknowledges that the sale price of the Shares will fluctuate with the market price of the Shares and no assurance can be given that any particular price will be received upon any sale. The Company makes no representation or warranty as to the future market value of the Shares or with respect to any income tax matters affecting the Participant resulting from the grant or exercise of an Award and/or transactions in the Shares. Neither the Company, nor any of its directors, officers, employees, shareholders or agents will be liable for anything done or omitted to be done by such person or any other person with respect to the price, time, quantity or other conditions and circumstances of the issuance of Shares under the Plan, with respect to any fluctuations in the market price of Shares or in any other manner related to the Plan.

(4)	Notwithstanding the first paragraph of this Section 8.5, the applicable tax withholdings may be waived where the Participant directs in writing that a payment be made directly to the Participant’s registered retirement savings plan in circumstances to which regulation 100(3) of the regulations of the Tax Act apply.

Section 8.6	Reorganization of the Company.

The existence of any Awards shall not affect in any way the right or power of the Company or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Company or to create or issue any bonds, debentures, shares or other securities of the Company or the rights and conditions attaching thereto or to affect the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

Section 8.7	Governing Laws.

The Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Section 8.8	Successors and Assigns.

The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the personal legal representatives of a Participant, or any receiver or trustee in bankruptcy or representative of the Company’s or Participant’s creditors. For greater certainty, Versa Bancorp shall be bound by and shall assume all obligations of VersaBank under this Plan and all outstanding Awards effective as of the Effective Time.

Section 8.9	Severability.

The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from the Plan.

Section 8.10	No Liability.

No member of the Board, or any committee or other subdelegate shall be liable for any action or determination taken or made in good faith in the administration, interpretation, construction or application of the Plan or any Award granted hereunder.

Section 8.11	Effective Date of the Plan.

The Plan was approved by the Board and shall take effect on November 13, 2026.

SCHEDULE “A”

FORM OF NON-EMPLOYEE DIRECTOR DSU AWARD AGREEMENT

VERSA BANCORP

DSU AWARD AGREEMENT

This DSU Award Agreement (this “Agreement”), dated as of ●, is made by and between Versa Bancorp (the “Company”) and ● (the “Grantee”).

WHEREAS, the Company has adopted the Omnibus Long-Term Incentive Plan (as may be amended from time to time, the “Plan”);

AND WHEREAS, the Board has determined that the non-employee directors of the Company may elect to receive a portion of his or her then current annual Board retainer fee in the form of a grant of DSUs (as defined in the Plan) in each fiscal year, which retainer fee shall be payable in four equal quarterly instalments (the “Director’s Remuneration”).

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves and for their successors and assigns, hereby agree as follows:

1.            Grant of DSUs.

(a)            Grant. The portion or percentage of the Director’s Remuneration credited as DSUs for the fiscal year shall be determined on the first business day following the last day of each fiscal quarter of such fiscal year for which the Grantee’s Director’s Remuneration is payable and with respect to which such deferral election, if any, is effective (with respect to each such quarter, the “Date of Grant”), and shall equal a number of DSUs, rounded down to the nearest whole number, determined by dividing the dollar amount of such Director’s Remuneration so deferred for such quarter by the Market Value (as defined in the Plan) of one Share as of such Date of Grant. All DSUs to be credited to the Grantee shall be subject to the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. DSUs shall be credited to a separate book-entry account maintained on the books of the Company for the Grantee.

(b)            Incorporation by Reference, Etc. The provisions of the Plan are incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any interpretations, amendments, rules, and regulations promulgated by the Board from time to time pursuant to the Plan. In the event of any inconsistency or conflict between the provisions of the Plan and any this Agreement, the provisions of the Plan shall prevail. Any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Board shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Grantee and his or her legal representatives in respect of any questions arising under the Plan or this Agreement.

2.            Vesting; Forfeiture. The DSUs shall [be fully vested on the applicable Date of Grant and shall not be subject to forfeiture.]

3.            Settlement. The Company shall settle the DSUs granted hereunder as soon as possible after receiving or being deemed to receive a DSU Redemption Notice, at which time the Company shall, subject to any required tax withholding and the execution of any required documentation, deliver to the Grantee [the Cash Equivalent (as defined in the Plan) of] one (1) Share for each DSU (and, upon such settlement, the DSUs shall cease to be credited to the Grantee’s account) less an amount equal to any federal, state, provincial, and local income and employment taxes required to be withheld. Such settlement will occur not later than the 90th day following the Termination Date.

4.            Method of Electing to Defer Director’s Remuneration. Unless otherwise permitted or determined by the Board, to elect to receive DSUs, the Grantee shall complete and deliver to the Company a written election (as set out in Appendix I attached). The Grantee’s written election shall, subject to any minimum or maximum amount that may be determined by the Board from time to time, designate the portion or percentage of the Director’s Remuneration to be paid in the form of DSUs, with the remaining portion or percentage to be paid in cash in accordance with the Company’s regular practices of paying such cash compensation. In the absence of a designation to the contrary, the Grantee’s election set forth in Appendix I shall continue to apply to all subsequent Director’s Remuneration payments until the Grantee submits another written election in accordance with this paragraph. A Grantee shall only file one election no later than the last day of the fiscal year preceding the fiscal year in respect of which the Director’s Remuneration becomes payable and the election shall be irrevocable for that fiscal year.

5.            Tax Withholding. The Company shall be entitled to require, as a condition to the payment of any cash in settlement of the DSUs granted hereunder, that the Grantee remit an amount in cash or other property having a value sufficient to satisfy all federal, state, provincial, and local or other applicable withholding taxes relating thereto. In addition, the Company shall have the right and is hereby authorized to withhold from the cash otherwise deliverable upon settlement of the DSUs, or from any compensation or other amount owing to the Grantee, the amount (in cash or, in the discretion of the Company, other property) of any applicable withholding taxes in respect of the settlement of the DSUs and to take such other action as may be necessary in the discretion of the Company to satisfy all obligations for the payment of such taxes.

6.            Compliance with Legal Requirements. The granting and settlement of the DSUs, and any other obligations of the Company under this Agreement, shall be subject to all applicable federal, state, provincial and local laws, rules, and regulations and to such approvals by any regulatory or governmental agency (including stock exchanges) as may be required. The Committee shall have the right to impose such restrictions on the DSUs as it deems reasonably necessary or advisable under applicable securities laws and the rules and regulations of the TSX, Nasdaq or any other stock exchange on which the Shares are listed or posted for trading.

7.            Miscellaneous.

(a)            Transferability. The DSUs are non-transferable or assignable except in accordance with the Plan.

(b)            Inconsistency. This Agreement is subject to the terms and conditions of the Plan and, in the event of any inconsistency or contradiction between the terms of this Agreement and the Plan, the terms of the Plan shall govern.

(c)            Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(d)            Entire Agreement. This Agreement and the Plan embody the entire agreement and understanding among the parties and supersede and pre-empt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(e)            Successors and Assigns. This DSU Agreement shall bind and enure to the benefit of the Grantee and the Corporation and their respective successors and permitted assigns.

(f)            Time of the Essence. Time shall be of the essence of this Agreement and of every part hereof.

(g)            Governing Law. This Agreement and the DSUs shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

(h)            Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

By signing this Agreement, the Grantee represents, warrants and acknowledges that the Grantee (i) has been provided a copy of and has read and understands the Plan and agrees to the terms and conditions of the Plan and this Agreement, (ii) has requested and is satisfied that the foregoing be drawn up in the English language (Le soussigné reconnaît qu’il a exigé que ce qui precede soit rédigé et execute en anglais et s’en declare satisfait.), (iii) has participated in the trade and acceptance of DSUs voluntarily, and (iv) has not been induced to participate in the Plan by expectation of engagement, appointment, employment, continued engagement, continued appointment or continued employment, as application with the Company or its Affiliates. For absolute certainty, by accepting and executing this Agreement, the Grantee specifically represents, warrants and acknowledges that the Grantee has read and understood the terms and conditions set out in Sections 2.8(1) and 2.8(2) and the definitions of “active employment” and “Termination Date” of which (i) state that the Grantee shall have no entitlement to damages or other compensation whatsoever arising from, in lieu of, or related to not receiving any incentive compensation or any other applicable rights pursuant to this Agreement and the Plan which would have vested or been granted after a termination including but not limited to damages in lieu of notice at common law; and (ii) have the effect that no period of common law reasonable notice that exceeds the Grantee’s minimum statutory notice period under applicable employment standards legislation (if any), shall be used for the purposes of calculating the Grantee’s entitlements under this Agreement or the Plan. By accepting and executing this Agreement, the Grantee further waives any eligibility to receive damages or payment in lieu of any forfeited incentive compensation or any other applicable rights pursuant to this Agreement or the Plan that would have vested or accrued during any common law reasonable notice period that exceeds the Grantee’s minimum statutory notice period under the applicable employment standards legislation (if any).

IN WITNESS WHEREOF the parties hereof have executed this Agreement as of the ______ day of _____________________, 20__.

VERSA BANCORP

By:
Authorized Signing Officer

[Insert Participant’s Name]

appendix “I”

VERSA BANCORP

(THE “COMPANY”)

DEFFERED SHARE UNIT ELECTION NOTICE

All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the DSU Award Agreement.

Pursuant to the Omnibus Long-Term Incentive Plan of the Company (the “Plan”), I hereby elect to receive_______% of my Director’s Remuneration in the form of DSUs in lieu of cash.

I confirm that:

(a)	I have received and reviewed a copy of the terms and conditions of the Plan and have reviewed, considered and agreed to be bound by the terms of this Election Notice, the Plan and the DSU Award Agreement.

(b)	I have requested and am satisfied that the Plan, the DSU Award Agreement and the foregoing be drawn up in the English language. Le soussigné reconnaît qu’il a exigé que le Régime et ce qui précède soient rédigés et exécutés en anglais et s’en déclare satisfait.

(c)	I recognize that when DSUs are redeemed in accordance with the terms of the Plan and the DSU Award Agreement, income tax and other withholdings as required will arise at that time.

(d)	The value of DSUs is based on the Market Value of the Shares of the Company and therefore is not guaranteed.

The foregoing is only a brief outline of certain key provisions of the Plan and the DSU Award Agreement. For more complete information, reference should be made to the Plan.

Date:
(Name of Participant)

(Signature of Participant)

SCHEDULE “B”

Form of Option Agreement

VERSA BANCORP

Option Agreement

This Stock Option Agreement (the “Option Agreement”) is granted by Versa Bancorp (the “Company”), in favour of the optionee named below (the “Optionee”) pursuant to and on the terms and subject to the conditions of the Company’s Omnibus Long-Term Incentive Plan (the “Plan”). Capitalized terms used and not otherwise defined in this Option Agreement shall have the meanings set forth in the Plan.

The terms of the option (the “Option”), in addition to those terms set forth in the Plan, are as follows:

1.	Optionee. The Optionee is ●.

2.	Number of Shares. The Optionee may purchase up to ● Shares of the Company (the “Option Shares”) pursuant to this Option, as and to the extent that the Option vests and becomes exercisable as set forth in section 6 of this Option Agreement.

3.	Exercise Price. The exercise price is Cdn $● per Option Share (the “Exercise Price”).

4.	Date Option Granted. The Option was granted on ●.

5.	Expiry Date. The Option terminates on ●. (the “Expiry Date”).

6.	Vesting. The Option to purchase Option Shares shall vest and become exercisable as follows:

●

7.	Exercise of Options. In order to exercise the Option, the Optionee shall notify the Company in the form annexed hereto as Appendix I, pay the Exercise Price to the Company as required by the Plan, whereupon the Optionee shall be entitled to receive a certificate representing the relevant number of fully paid and non-assessable Shares in the Company.

8.	Transfer of Option. The Option is not-transferable or assignable except in accordance with the Plan.

9.	Inconsistency. This Option Agreement is subject to the terms and conditions of the Plan and any Employment Agreement and, in the event of any inconsistency or contradiction between the terms of this Option Agreement and the Plan or any Employment Agreement, the terms of the Employment Agreement shall govern.

10.	Severability. Wherever possible, each provision of this Option Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Option Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Option Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

11.	Entire Agreement. This Option Agreement and the Plan embody the entire agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

12.	Successors and Assigns. This Option Agreement shall bind and enure to the benefit of the Optionee and the Company and their respective successors and permitted assigns.

13.	Time of the Essence. Time shall be of the essence of this Agreement and of every part hereof.

14.	Governing Law. This Agreement and the Option shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

15.	Counterparts. This Option Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

By signing this Agreement, the Optionee represents, warrants and acknowledges that the Optionee (i) has been provided a copy of and has read and understands the Plan and agrees to the terms and conditions of the Plan and this Option Agreement, (ii) has requested and is satisfied that the foregoing be drawn up in the English language (Le soussigné reconnaît qu’il a exigé que ce qui precede soit rédigé et execute en anglais et s’en declare satisfait.), (iii) has participated in the trade and acceptance of Options voluntarily, and (iv) has not been induced to participate in the Plan by expectation of engagement, appointment, employment, continued engagement, continued appointment or continued employment, as application with the Company or its Affiliates. For absolute certainty, by accepting and executing this Agreement, the Optionee specifically represents, warrants and acknowledges that the Optionee has read and understood the terms and conditions set out in Sections 2.8(1) and 2.8(2) and the definitions of “active employment” and “Termination Date” of which (i) state that the Optionee shall have no entitlement to damages or other compensation whatsoever arising from, in lieu of, or related to not receiving any incentive compensation or any other applicable rights pursuant to this Agreement and the Plan which would have vested or been granted after a termination including but not limited to damages in lieu of notice at common law; and (ii) have the effect that no period of common law reasonable notice that exceeds the Optionee’s minimum statutory notice period under applicable employment standards legislation (if any), shall be used for the purposes of calculating the Optionee’s entitlements under this Agreement or the Plan. By accepting and executing this Agreement, the Optionee further waives any eligibility to receive damages or payment in lieu of any forfeited incentive compensation or any other applicable rights pursuant to this Agreement or the Plan that would have vested or accrued during any common law reasonable notice period that exceeds the Optionee’s minimum statutory notice period under the applicable employment standards legislation (if any).

IN WITNESS WHEREOF the parties hereof have executed this Option Agreement as of the ______ day of _____________________, 20__.

VERSA BANCORP

By:
Authorized Signing Officer

[Insert Participant’s Name]

APPENDIX I

VERSA BANCORP

Election to exercise stock options

TO:        VERSA BANCORP (the “Company”)

The undersigned Optionee hereby elects to exercise Options granted by the Company to the undersigned pursuant to an Option Agreement dated ______________________, 20___ under the Company’s Omnibus Long-Term Incentive Plan (the “Plan”), for the number Shares set forth below. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Plan.

Number of Shares to be Acquired:	_____________________________

Exercise Price (per Share):	Cdn.$_____________________________

Aggregate Purchase Price:	Cdn.$_____________________________

Amount enclosed that is payable on account of any source deductions relating to this Option exercise (contact the Company for details of such amount):	Cdn.$_____________________________

☐ Or check here if alternative arrangements have been made with the Company.

and hereby tenders a bank draft, certified cheque, wire transfer or other form of payment confirmed as acceptable by the Company for such aggregate purchase price, and, if applicable, all source seductions, and directs such Shares to be registered in the name of ________________________ ______________________________________________.

I hereby agree to file or cause the Company to file on my behalf, on a timely basis, all insider reports and other reports that I may be required to file under applicable securities laws. I understand that this request to exercise my Options is irrevocable.

DATED this ____ day of __________________, ______.

Signature of Participant

Name of Participant (Please Print)

APPENDIX II

VERSA BANCORP

SURRENDER NOTICE

TO:        VERSA BANCORP (the “Company”)

The undersigned Optionee hereby elects to surrender ________________ Options granted by the Company to the undersigned pursuant to an Award Agreement dated ______________________, 20___ under the Company’s Omnibus Long-Term Incentive Plan (the “Plan”) in exchange for Shares as calculated in accordance with Section 3.7(3) of the Plan. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Plan.

Amount enclosed that is payable on account of any source deductions relating to this surrender of Options (contact the Company for details of such amount):	Cdn.$_____________________________

☐ Or check here if alternative arrangements have been made with the Company

Please issue a certificate or certificates representing the Shares in the name of _______________________________________________________.

I hereby agree to file or cause the Company to file on my behalf, on a timely basis, all insider reports and other reports that I may be required to file under applicable securities laws. I understand that this request to exercise my Options is irrevocable.

DATED this ____ day of __________________, ______.

Signature of Participant

Name of Participant (Please Print)

SCHEDULE “C”

FORM OF RSU / PSU AGREEMENT

[VERSABANK/VERSABANCORP]

[RSU / PSU] GRANT AGREEMENT

This [RSU / PSU] grant agreement (“Grant Agreement”) is entered into between Versa Bancorp (the “Company”) and the Participant named below (the “Recipient”) of the [RSUs / PSUs] (“Units”) pursuant to the Company’s Omnibus Long-Term Incentive Plan (the “Plan”). Capitalized terms used and not otherwise defined in this Grant Agreement shall have the meanings set forth in the Plan.

The terms of the Units, in addition to those terms set forth in the Plan, are as follows:

1.	Recipient. The Recipient is ●.

2.	Grant of [RSUs / PSUs]. The Recipient is granted ● Units.

3.	Vesting. The Units shall vest as follows: ●.

4.	[Performance Criteria. Settlement of the Units shall be conditional upon the achievement of the following Performance Criteria within the Performance Period set forth herein: ●.]

5.	Settlement. The Units shall be settled as follows: ●

6.	Date of Grant. The Units were granted to the Recipient on ●.

7.	Transfer of Units. The Units are non-transferable or assignable except in accordance with the Plan.

8.	Inconsistency. This Agreement is subject to the terms and conditions of the Plan and, in the event of any inconsistency or contradiction between the terms of this Grant Agreement and the Plan, the terms of the Plan shall govern.

9.	Severability. Wherever possible, each provision of this Grant Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Grant Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Grant Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

10.	Entire Agreement. This Grant Agreement and the Plan embody the entire agreement and understanding among the parties and supersede and pre-empt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

11.	Successors and Assigns. This Grant Agreement shall bind and enure to the benefit of the Recipient and the Corporation and their respective successors and permitted assigns.

12.	Time of the Essence. Time shall be of the essence of this Agreement and of every part hereof.

13.	Governing Law. This Grant Agreement and the Units shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

14.	Counterparts. This Grant Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

By signing this Grant Agreement, the Recipient represents, warrants and acknowledges that the Recipient (i) has been provided a copy of and has read and understands the Plan and agrees to the terms and conditions of the Plan and this Grant Agreement, (ii) has requested and is satisfied that the foregoing be drawn up in the English language (Le soussigné reconnaît qu’il a exigé que ce qui precede soit rédigé et execute en anglais et s’en declare satisfait.), (iii) has participated in the trade and acceptance of Units voluntarily, and (iv) has not been induced to participate in the Plan by expectation of engagement, appointment, employment, continued engagement, continued appointment or continued employment, as application with the Company or its Affiliates. For absolute certainty, by accepting and executing this Agreement, the Recipient specifically represents, warrants and acknowledges that the Recipient has read and understood the terms and conditions set out in Sections 2.8(1) and 2.8(2) and the definitions of “active employment” and “Termination Date” of which (i) state that the Recipient shall have no entitlement to damages or other compensation whatsoever arising from, in lieu of, or related to not receiving any incentive compensation or any other applicable rights pursuant to this Agreement and the Plan which would have vested or been granted after a termination including but not limited to damages in lieu of notice at common law; and (ii) have the effect that no period of common law reasonable notice that exceeds the Recipient’s minimum statutory notice period under applicable employment standards legislation (if any), shall be used for the purposes of calculating the Recipient’s entitlements under this Agreement or the Plan. By accepting and executing this Agreement, the Recipient further waives any eligibility to receive damages or payment in lieu of any forfeited incentive compensation or any other applicable rights pursuant to this Agreement or the Plan that would have vested or accrued during any common law reasonable notice period that exceeds the Recipient’s minimum statutory notice period under the applicable employment standards legislation (if any).

IN WITNESS WHEREOF the parties hereof have executed this Grant Agreement as of the ______ day of _____________________, 20__.

VERSA BANCORP

By:
Authorized Signing Officer

[Insert Participant’s Name]